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                                                                    EXHIBIT 99.2

CONTACTS:
EFAX.COM
Todd Kenck
Toddk@efax.com
650-688-6810


IMMEDIATE RELEASE

                      EFAX.COM RECEIVES NASDAQ NOTIFICATION
                           REGARDING CONTINUED LISTING

      MENLO PARK, Calif. - (BUSINESS WIRE) - July 14, 2000 - eFax.com (Nasdaq:
EFAX) today announced that the Company has been notified by The Nasdaq Stock Market that it no longer complies with the requirements for continued listing. At a Nasdaq qualifications hearing held on July 13, 2000, the Company appealed this determination. In its appeal, the Company requested that Nasdaq permit the continued listing of the Company's Common Stock pending the completion of the Company's proposed merger with JFAX.COM, Inc. (the "Merger"). Nasdaq is expected to render its decision over the next several weeks and the Company is cooperating with Nasdaq in its decision-making process. The Company cannot provide any assurance that its appeal to remain listed on The Nasdaq National Market will be successful and, if successful, that the Company will not be delisted at some later time. In the event of a delisting, the Company will attempt to have its Common Stock listed on either the Nasdaq SmallCap Market or the over-the-counter electronic bulletin board sponsored by Nasdaq. In such event, investors may find it more difficult to trade in the Company's Common Stock or to obtain accurate, current information concerning market prices.

      If the Company's Common Stock is delisted and is not relisted within 20 business days on The Nasdaq National Market, The Nasdaq SmallCap Market, The New York Stock Exchange, The American Stock Exchange or the over-the-counter electronic bulletin board sponsored by Nasdaq, the holders of the Company's preferred stock (the "Investors") will have a right to redeem all or part of their preferred stock for cash. The current redemption value of all of the outstanding preferred shares is approximately $19.5 million. If the Merger does not occur and the Company's Common Stock is delisted, it is expected that the Investors will have the ability to trigger the Company's obligation to pay the redemption value of the Preferred Stock.

      On July 13, 2000, the Company entered into an exchange agreement (the "Exchange Agreement") with the Investors, pursuant to which the Series B Convertible Preferred Stock of the Company held by the Investors will be converted into an equal number of shares of the Series D Convertible Preferred Stock of the Company (the "Series D Stock"). On the date of issuance, which is expected to occur on July 17, 2000,


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each share of Series D Stock will be convertible into approximately 17,188 shares of the Company's Common Stock, subject to certain conversion limitations. Following the exchange, there will be 1,447 shares of Series D Stock outstanding.

ABOUT EFAX.COM

      eFax.com is a leading provider of Internet communication services, and has delivered unique telephone numbers to 2 million members. The Company continues to expand its range of solution beyond its initial offering of the world's first free fax-to-email service. The Company markets its Internet services via its own eFax.com web site an through affiliates and co-brand partners, including Microsoft, Travelocity.com, Network Solutions, WebTV, Buzzsaw.com, fortunecity.com, FindLaw, Phoenix Technologies and AllBusiness.com. eFax.com is headquartered in Menlo Park, CA. For more information, call 1-877-EFAXCOM; fax
(650) 326-6003; or visit www.efax.com.

      SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS. The statements in this press release relating to matters that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements. Readers are referred to the documents filed by eFax.com with the Securities and Exchange Commission, which identify important risk factors such as the Company's ability to obtain additional users for our Internet services, our dependence on third parties for network and telephony services, and regulatory issues.

(C) 2000 EFAX.COM. ALL RIGHTS RESERVED.

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